Exhibit 3.1

ARTICLES OF INCORPORATION

OF

OPTIMUMBANK HOLDINGS, INC.

[As amended through March 6, 2023]

The undersigned, acting as incorporator, and for the purpose of fermi corporation in accordance with Chapter 607, F.S., adopts the following Articles of Incorporation.

ARTICLE I

The name of the corporation shall be OptimumBank Holdings, Inc. and its mailing address and initial principal place of business shall be 10197 Cleary Boulevard, Plantation, Florida 33324.

ARTICLE II

The purpose for which the corporation is organized is to become a bank holding company and to conduct any and all business which lawfully may be conducted by corporations under the laws of the State of Florida as now existing or as hereafter amended or modified.

ARTICLE III

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 16,000,000 shares, of which 10,000,000 shares shall be common stock, $.01 par value per share (“Common Stock”), and of which 6,000,000 shares shall be preferred stock, no par value (“Preferred Stock”).

(b) The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this Article HI and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii) Any other relative rights, preferences and limitations of that series.

(d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Corporation.

ARTICLE IV

The street address of the corporation’s initial registered office is 10197 Cleary Boulevard, Plantation, Florida 33324, and the name of the initial registered agent at that office is Albert J. Finch.

ARTICLE V

The name and address of the incorporator is Albert S. Finch, 10197 Cleary Boulevard, Plantation, FL 33324.